2



                                                                    Exhibit 99.1

FirstEnergy Corp.                               For Release: April 30, 2003
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                             Investor Contact:
Kristen Baird                                   Kurt Turosky
(330) 761-4261                                  (330) 384-5500

               FIRSTENERGY REPORTS HIGHER FIRST QUARTER EARNINGS;
                          UPDATES DAVIS-BESSE SCHEDULE

     FirstEnergy Corp. (NYSE: FE) today reported first quarter 2003 net income of $138.8 million, or basic and diluted earnings per share of $0.47, before the cumulative effect of an accounting change resulting from the adoption of a new accounting standard for asset retirement obligations. After the accounting change, first quarter net income was $241.0 million, or basic and diluted earnings of $0.82 per share. These results compare with net income for the first quarter of 2002 of $116.5 million, or basic and diluted earnings of $0.40 per share.

     Contributions to FirstEnergy's 2003 first quarter earnings growth include a
9.4 percent increase in electric distribution deliveries; improved natural gas margins due to reduced sourcing costs; lower financing costs associated with debt-reduction and refinancing activities; and the absence of unusual charges that reduced earnings by $0.05 per share in the first quarter of 2002.

     Earnings growth was partially offset by several items, including $88 million, or $0.18 per share, in additional expenses associated with the extended outage at the Davis-Besse Nuclear Power Station and efforts to prepare the plant for restart ($52 million for replacement power costs and $36 million of incremental operating and maintenance expenses).

     The increase in first quarter earnings also was partially offset by a $50-million increase in pension and other employee benefit costs.

     Total revenues for the first quarter of 2003 were $3.2 billion, compared with $2.9 billion during the same period in 2002. For the quarter, total generation kilowatt-hour sales rose 30.6 percent, reflecting both retail and wholesale transactions.

                                     (more)

     FirstEnergy continued making progress in its effort to improve its financial flexibility through debt reduction and refinancing. During the quarter, the company retired, refinanced or repriced long-term debt totaling $685 million, which will produce approximately $20 million in annual savings.

     With respect to the schedule for Davis-Besse's return to service, the FirstEnergy Nuclear Operating Company now expects the plant to be ready for restart in the first half of the summer, rather than this spring. The revised timeline reflects work associated with the reactor vessel pressure test, as well as other physical work required for restart. The Nuclear Regulatory Commission will make the final determination of when the plant can return to service.

     FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the first quarter of 2003 - is posted on the company's Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

     FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.


Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

                                    (043003)